Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 26, 2024, relating to the consolidated financial statements of AirNet Technology Inc., appearing in its Annual Report on Form 20-K for the year ended December 31, 2023. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

March 28, 2025

Registered Office: 10 Anson Road #20-16 International Plaza Singapore 079903